UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2012

CenturyLink, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 CenturyLink Drive Monroe, Louisiana		71203
(Address of principal executive offices)		(Zip Code)

(318) 388-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 18, 2012, CenturyLink, Inc. (“CenturyLink”) entered into a Credit Agreement (the “Credit Agreement”) between CenturyLink, the several banks and other financial institutions or entities from time to time parties thereto, and CoBank, ACB, as administrative agent. The Credit Agreement provides CenturyLink with a term loan in the amount of $440 million payable in 29 consecutive quarterly installments of $5.5 million in principal plus interest commencing on June 30, 2012 and continuing on the last day of each calendar quarter thereafter, with the balance of $286 million plus interest due on April 18, 2019, unless such date is extended.

Under the Credit Agreement, CenturyLink will have the option of paying interest based upon either the London Interbank Offered Rate (LIBOR) or the base rate (as defined in the Credit Agreement) plus an applicable margin between 1.50% to 2.50% per annum for LIBOR loans and 0.50% to 1.50% per annum for base rate loans depending on CenturyLink’s then current senior unsecured long-term debt rating.

Pursuant to a related guarantee agreement (the “Guarantee Agreement”), CenturyLink’s obligations under the Credit Agreement are guaranteed by two of its wholly-owned subsidiaries, Embarq Corporation and Qwest Communications International Inc. (“QCII”), and one of QCII’s wholly-owned subsidiaries. CenturyLink’s obligations under the Credit Agreement may be guaranteed by other of CenturyLink’s subsidiaries upon the occurrence of certain events further described in the Credit Agreement.

Under the Credit Agreement, CenturyLink is subject to various covenants, including (i) covenants that restrict CenturyLink’s ability to engage in certain asset sales, mergers or other fundamental changes or to incur liens and (ii) financial covenants that stipulate that CenturyLink shall not permit the ratio of consolidated total funded debt to consolidated EBITDA to exceed 4.0 to 1.0 and the ratio of consolidated EBITDA to the sum of consolidated interest expense and preferred stock dividends to be less than 1.5 to 1.0 (with the above terms and ratios having the meanings and being calculated in the manner stipulated in the Credit Agreement). CenturyLink’s obligation to repay amounts outstanding under the Credit Agreement may be accelerated upon specified events of default, including failures to make payments when due, defaults of obligations under certain other debt, breaches of representations, warranties or covenants, commencement of bankruptcy proceedings and certain other failures to discharge specified obligations or comply with specified laws.

The foregoing descriptions of the Credit Agreement and the Guarantee Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement and the Guarantee Agreement filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this current report on Form 8-K, and are incorporated into this Item 8.01 by reference.

Forward Looking Statements

Certain statements in this report may be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations only and are subject to uncertainties that may cause actual results to differ materially. Factors that could affect actual results include but are not limited to changes in economic or industry conditions, and the other factors or risks described in our reports filed with the Securities and Exchange Commission. You should not place undue reliance on our forward-looking statements, which speak only as of the date of this report. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

CenturyLink, Inc.

By:	/s/ Stacey W. Goff
Stacey W. Goff Executive Vice President, General Counsel and Secretary

Dated: April 20, 2012

Exhibit Index

Exhibit No.	Description

4.1*	Credit Agreement, dated as of April 18, 2012, between CenturyLink, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and CoBank, ACB, as administrative agent.

4.2*	Guarantee Agreement, dated as of April 18, 2012, entered into by the guarantors named therein.

*	Filed herewith.